The Putnam Fund for Growth and Income, April 30, 2013, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		39,585
Class B	  	   495
Class C	  	   210
Class M		   211

72DD2

Class R	  	    25
Class R5			0
Class R6	  	    	0
Class Y	  	   516

73A1

Class A		 0.139
Class B		 0.081
Class C		 0.083
Class M		 0.102

73A2

Class R		 0.119
Class R5        0.168
Class R6        0.176
Class Y		 0.159

74U1

Class A	    276,913
Class B	 	 5,593
Class C	   	 2,514
Class M	  	 2,015

74U2

Class R	  	   217
Class R5			1
Class R6	  	   991
Class Y	  	 2,242

74V1

Class A		 16.84
Class B		 16.54
Class C		 16.77
Class M		 16.70


74V2

Class R		 16.75
Class R5		 16.89
Class R6		 16.89
Class Y		 16.88

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.